Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of American Homes 4 Rent and American Homes 4 Rent, L.P. for the registration of debt securities and guarantees of debt securities of American Homes 4 Rent, L.P. and to the incorporation by reference therein of our reports (a) dated February 24, 2017, with respect to the consolidated financial statements and schedule of American Homes 4 Rent, and the effectiveness of internal control over financial reporting of American Homes 4 Rent, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, and (b) dated September 18, 2017 (except for Notes 17 and 18, as to which the date is December 1, 2017), with respect to the consolidated financial statements and schedule of American Homes 4 Rent, L.P. and Subsidiaries, included in American Homes 4 Rent’s Current Report on Form 8-K/A dated December 1, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 1, 2017